As filed with the Securities and Exchange Commission on May 27, 2014
Registration No. ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or other Jurisdiction of Incorporation)

91-1835664
(IRS Employer Identification No.)

555 Heritage Drive, Jupiter, Florida	33458
(Address of Principal Executive Offices)	(Zip Code)

BioRestorative Therapies, Inc. 2010 Equity Participation Plan
(Full Title of the Plan)

Mark Weinreb Chief Executive Officer BioRestorative Therapies, Inc. 555 Heritage Drive Jupiter, Florida 33458 (Name and Address of Agent for Service)	Copy to: Fred S. Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 (516) 296-7048
(561) 904-6070
(Telephone Number, Including Area Code,
Of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer __	Accelerated filer __

Non accelerated filer __	Small reporting company X

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	345,000	(2)	$0.50		$172,500		$22.22
Common Stock, par value $0.001 per share	40,000	(3)	$0.53		$21,200		$2.73
Common Stock, par value $0.001 per share	980,000	(4)	$0.60		$588,000		$75.73
Common Stock, par value $0.001 per share	2,675,000	(5)	$0.65		$1,738,750		$223.95
Common Stock, par value $0.001 per share	135,000	(6)	$1.00		$135,000		$17.39
Common Stock, par value $0.001 per share	2,280,000	(7)	$1.05		$2,394,000		$308.35
Common Stock, par value $0.001 per share	5,000	(8)	$1.10		$5,500		$0.71
Common Stock, par value $0.001 per share	10,000	(9)	$1.20		$12,000		$1.55
Common Stock, par value $0.001 per share	43,000	(10)	$1.25		$53,750		$6.92
Common Stock, par value $0.001 per share	350,000	(11)	$1.40		$490,000		$63.11
Common Stock, par value $0.001 per share	920,000	(12)	$1.50		$1,380,000		$177.74
Common Stock, par value $0.001 per share	11,100,000	(13)	$0.395	(14)	$4,384,500	(14)	$564.72
Total							$1,465.12

(1)
This Registration Statement covers 11,100,000 shares of Common Stock available for issuance under the BioRestorative Therapies, Inc.  2010 Equity Participation Plan (the “2010 Plan”).  This Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the 2010 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $0.50 per share of Common Stock.

(3)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $0.53 per share of Common Stock.

(4)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $0.60 per share of Common Stock.

(5)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $0.65 per share of Common Stock.

(6)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $1.00 per share of Common Stock.

(7)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $1.05 per share of Common Stock.

(8)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $1.10 per share of Common Stock.

(9)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $1.20 per share of Common Stock.

(10)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $1.25 per share of Common Stock.

(11)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $1.40 per share of Common Stock.

(12)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $1.50 per share of Common Stock.

(13)	Represents the issuance of shares of Common Stock issuable under the 2010 Plan (inclusive of shares issuable upon the exercise of outstanding options, assuming that such options lapse unexercised).

(14)
Calculated solely for purposes of the registration fee for this offering and in accordance with paragraph (c) and (h)(1) of Rule 457 of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported by the OTC Bulletin Board on May 19, 2014.

EXPLANATORY NOTE

This registration statement covers the issuance of up to 11,100,000 shares of Common Stock

▪	issuable upon the exercise of options granted and which may be granted under the 2010 Plan,

▪	which may be issued pursuant to stock bonus grants under the 2010 Plan,

▪	which may be issued pursuant to restricted stock grants under the 2010 Plan, and

▪	which may be issued pursuant to stock appreciation right grants under the 2010 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent out or given to employees, directors, consultants and advisors eligible to participate in the 2010 Plan as specified in Rule 428(b)(1) of the Securities Act.  Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation by Reference.

The following documents filed by BioRestorative Therapies, Inc. (the “Registrant”) with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement:

(a) General Form for Registration of Securities on Form 10, as amended;

(b) Annual Report on Form 10-K for the year ended December 31, 2013;

(c) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

(d) Current Report on Form 8-K for an event dated December 21, 2013;

(e) Current Report on Form 8-K for an event dated March 6, 2014;

(f) Current Report on Form 8-K for an event dated March 19, 2014;

(g) Current Report on Form 8-K for an event dated March 24, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Certain legal matters in connection with the offering of the securities registered hereunder are being passed upon for the Registrant by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation (“Articles”) provide that no director or officer shall be liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the Nevada Revised Statutes (“NRS”) currently in effect or as the same may be amended.  Under the NRS, the directors have a fiduciary duty to the Registrant that is not eliminated by this provision of the Articles and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.  In addition, each director will continue to be subject to liability under the NRS for breach of the director’s duty of loyalty to the Registrant for acts or omissions which are found by a court of competent jurisdiction to not be in good faith or involve intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the NRS. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The NRS provides that a corporation may, and the Registrant’s Articles and By-Laws, as amended, provide that the Registrant shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise (the “Indemnified Party”), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in respect of any action or suit by or in the right of the corporation if the Indemnified Party shall have been adjudged to be liable to the corporation, unless and only to the extent that the court shall determine that, despite the adjudication of liability but in view of all circumstances, such person is fairly and reasonably entitled to indemnity.  Furthermore, the NRS provides that determination of an Indemnified Party’s eligibility for indemnification by the Registrant shall be made on a case-by-case basis by: (i) the stockholders; (ii) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

In addition, the NRS and the Registrant’s Bylaws provide that the allowed indemnification will not be deemed exclusive of any other rights to which directors, officers and others may be entitled under the Registrant’s Bylaws, any agreement, a vote of stockholders or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators.

Lastly, the NRS empowers a corporation to purchase insurance and make other financial arrangements with respect to liability arising out of the actions or omissions of directors, officers, employees or agents in their capacity or status as such.  The Registrant has obtained a Directors & Officers Insurance Policy with aggregate coverage of up to $3,000,000.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

5	Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the Common Stock reserved for issuance under the Registrant’s 2010 Equity Participation Plan
   23.1      Consent of Marcum LLP
23.2	Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)
99.1	BioRestorative Therapies, Inc. 2010 Equity Participation Plan (1)
___________________
(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:
  (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on the 27th day of May, 2014.

BIORESTORATIVE THERAPIES, INC.

By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Mark Weinreb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of his substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Mark Weinreb Mark Weinreb	Chief Executive Officer, Chairman of the Board, President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 27, 2014
/s/ A. Jeffrey Radov A. Jeffrey Radov	Director	May 27, 2014
/s/ Joel San Antonio Joel San Antonio	Director	May 27, 2014

EXHIBIT 5

OPINION OF CERTILMAN BALIN ADLER & HYMAN, LLP

                May 27, 2014

BioRestorative Therapies, Inc.
555 Heritage Drive
Jupiter, Florida 33458

Re:  Registration of 11,100,000 shares of Common Stock,
       par value $0.001 per share, under the
       Securities Act of 1933, as amended

Gentlemen:

In our capacity as counsel to BioRestorative Therapies, Inc., a Nevada corporation (the “Registrant”), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 being filed contemporaneously herewith by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), covering the registration of 11,100,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant issuable under the Registrant’s 2010 Equity Participation Plan (the “Plan”).  All references herein to numbers of shares give retroactive effect to the 1-for-50 reverse split of the Company’s Common Stock effected as of April 15, 2013.

In that connection, we have examined the Articles of Incorporation and the By-Laws of the Registrant, as amended to date, the Registration Statement and the Plan and are familiar with corporate proceedings of the Registrant relating to the adoption of the Plan.  We have also examined such other instruments and documents as we deem relevant under the circumstances.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors of all minutes of such proceedings.  We have also assumed that the corporate records furnished to us by the Registrant include all corporate proceedings taken by the Registrant to date.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock issuable under the Plan have been duly and validly authorized and, when issued pursuant to the terms of the Plan, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement.

This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.

Very truly yours,

CERTILMAN BALIN ADLER & HYMAN, LLP

By:	/s/ Fred Skolnik
Fred Skolnik, a Member of the Firm

EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. (a company in the development stage) (the “Company”) on Form S-8 of our report dated April 11, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended, and for the period from December 30, 2008 (inception) to December 31, 2013, appearing in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP
New York, NY
May 27, 2014